Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SGX Pharmaceuticals, Inc. for the registration of 6,426,098 shares of its common stock, including 1,482,944 shares issuable upon the exercise of warrants, and to the incorporation by reference therein of our report dated March 27, 2007, with respect to the consolidated financial statements of SGX Pharmaceuticals, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, California
December 4, 2007